                                                                   Exhibit 12(a)

                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                          Fiscal      Transition
                                                 Six Months Ended       Year Ended    Period Ended
                                                    December 31,          June 30,      June 30,
                                                 1997         1996          1997          1996
                                                -----        -----        -------        -----
                                                                   (millions)
Earnings before income taxes and                $ 421        $ 613        $   899        $  65
minority interest

Add (deduct):

Equity in net earnings of less than 50%
owned companies                                   (19)         (11)           (32)          (4)

Dividends from less than 50% owned                  4            1             12            9
companies

Fixed charges                                     191          198            398          183

Interest capitalized, net of amortization         (--)          --             (2)          (4)
                                                -----        -----        -------        -----
Earnings available for fixed charges            $ 597        $ 801        $ 1,275        $ 249
                                                -----        -----        -------        -----

Fixed Charges:

Interest Expense                                $ 153        $ 163        $   326        $ 151

Proportionate share of 50% owned
companies' fixed charges                            9            8             16            8

Portion of rent expense deemed to
represent interest factor                          29           27             56           24
                                                -----        -----        -------        -----

Fixed Charges                                   $ 191        $ 198        $   398        $ 183
                                                -----        -----        -------        -----
Ratio of Earnings to Fixed Charges               3.1x        4.05x           3.2x         1.4x
                                                =====        =====        =======        =====